AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2020

•Third quarter net sales increased 7.8% (5.6% on a constant currency basis) versus the prior year period.
•Gross profit margin increased 200 basis points to 73.1% for the nine months ended September 30, 2020 versus the prior year period primarily due to continued supply chain improvement.
•Selling, general and administrative expense decreased 15.1% to $39.9 million for the nine months ended September 30, 2020, and decreased 7.6% versus the prior year period when excluding nonrecurring items related to litigation, refinancing, M&A and severance.
•Net loss of $22.4 million for the third quarter of 2020, as compared to net income of $3.0 million for the third quarter of 2019. Net loss of $42.9 million for the first nine months of 2020, as compared to net loss of $31.9 million for the first nine months of 2019. The increase in net loss was due to the incremental tax valuation allowance of $24.7 million recorded during the three months ended September 30, 2020 against carryforwards of cumulative net operating losses related to the change of control for federal income tax purposes associated with the recent PSP investment.
•Adjusted EBITDA1 increased 21.0% to $25.0 million for the third quarter of 2020, as compared to $20.6 million in the third quarter of 2019. Adjusted EBITDA was $36.4 million for the first nine months of 2020, an increase of 14.8% compared to $31.7 million for the first nine months of 2019.
PHILADELPHIA, November 5, 2020 — AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the third quarter ended September 30, 2020.
Jordi Ferre, Chief Executive Officer, commented, "Our northern hemisphere apple season saw a return to a normal seasonal pattern in Europe causing revenues in that region to increase 26.4% in the third quarter versus the prior year period. We faced some challenges in the U.S. that caused revenues to come in below our expectations, including COVID-19 related uncertainty that lowered the propensity for customers to utilize quality enhancing solutions such as Harvista, which was compounded by better than expected labor availability in North America. Having said that, Harvista still generated growth of 7.9% for the quarter and through our strengthened operations and cost optimization strategy, we were able to deliver 21.0% adjusted EBITDA growth for the third quarter."
Mr. Ferre concluded, "As the original innovator and global leader in the near- and post-harvest industry, our platform is solutions-based and service-oriented. Not unexpectedly, competitors have targeted AgroFresh given our leadership position in the market, but as we've seen time and again, their low-price low-touch approach is not sustainable with customers that expect the quality and service that AgroFresh has provided to the marketplace for decades. Our organization is driving towards a technologically-enabled future for our industry and participating as an AgTech innovator utilizing our FreshCloud capabilities as the foundation. We aim to deliver novel and highly customized, confidence-inspiring solutions tailored to unique customer needs that are based on our unmatched depth of agricultural experience, product expertise and data-driven insights."
Financial Highlights for the Third Quarter of 2020
Net sales for the third quarter of 2020 increased 7.8%, to $52.8 million, compared to $49.0 million in the third quarter of 2019. Excluding foreign currency translation impacts, which increased revenue by $1.1 million as compared to the third quarter of 2019, revenue increased 5.6%. The net sales increase was primarily the result of SmartFresh growth in Europe due in part to the normalization of harvest seasonality versus the prior year period, increased traction with Harvista in European markets, and positive contributions from Tecnidex.
Gross profit for the third quarter was $39.3 million, compared to $35.1 million in the prior year period. Gross profit margin increased 280 basis points to 74.4% versus 71.6% in the prior year period. The higher gross margin was primarily the result of the Company's supply chain efficiencies and further supported by price discipline.
Research and development costs were $2.9 million in the third quarter of 2020, compared to $2.6 million in the prior year period. This increase was driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 10.0%, to $13.5 million, in the third quarter of 2020 as compared to $15.0 million in the prior year period. Included in selling, general and administrative expenses were $0.4 million in the current quarter and $1.6 million in the prior year quarter of costs associated with non-recurring items that included litigation, M&A and severance. Excluding these items, selling, general and administrative expenses decreased approximately 1.6% in the third quarter versus the prior year period, which reflects the Company's ongoing cost optimization initiatives.
Third quarter 2020 net loss was $22.4 million, compared to net income of $3.0 million in the prior year period. Tax expense increased by $31.5 million compared to the prior year period primarily due to the Company recording a $24.7 million valuation allowance against carryforwards of cumulative net operating losses related to the change of control for federal income tax purposes associated with the recent PSP investment.
Adjusted EBITDA1 improved by $4.3 million, or 21.0%, to $25.0 million in the third quarter of 2020, compared to $20.6 million in the prior year period.
As of September 30, 2020, cash and cash equivalents were $25.1 million.
Financial Highlights for the First Nine Months of 2020
Net sales for the first nine months of 2020 were $105.8 million, a decrease of 3.0% versus the prior year period. The impacts of foreign currency translation reduced revenue by $2.7 million for the first nine months of 2020; excluding this impact, revenue decreased approximately 0.5%. Our core SmartFresh business on a constant currency basis grew 1.3%. The slight decrease in net sales on a constant currency basis was primarily the result of geographic mix, where the relative strength of the Company's business in the EMEA and APAC regions were more than offset by relative weakness in the North America and Latin America regions.
Gross profit margin was 73.1% for the year-to-date period, which compares to 71.1% in the year-ago period, an improvement of 200 basis points. The year over year improvement was a result of the supply chain cost optimizations that were implemented at the end of 2019 and are expected to carry through the balance of 2020.
Research and development expenses decreased $1.3 million, to $8.4 million, in the first nine months of 2020 compared to the prior year period, driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 15.1%, to $39.9 million, for the nine months ended September 30, 2020 compared to the prior year period. There were non-recurring costs associated with M&A, litigation, refinancing and severance in the amount of $2.8 million in the current year period and $6.9 million in the prior year period. Excluding these items, selling general and administrative expenses decreased approximately 7.6% versus the same period last year driven by ongoing cost optimization initiatives, and to a lesser extent reflect the temporary decrease in travel and other miscellaneous expenses as a result of the COVID pandemic.
Net loss was $42.9 million in the first nine months of 2020, compared to net loss of $31.9 million in the prior year period. Tax expense increased by $35.2 million compared to the prior year period primarily due to the Company recording a $24.7 million valuation allowance against carryforwards of cumulative net operating losses related to the change of control for federal income tax purposes associated with the recent PSP investment.
Adjusted EBITDA improved by $4.7 million, or 14.8%, to $36.4 million in the first nine months of 2020 as compared to the prior year period. Adjusted EBITDA margin improved 530 basis points to 34.4% versus the prior year. The increase was driven by lower operating expenses, after adjusting for non-recurring items.
Conference Call
The Company will host a conference call and webcast today at 4:30 p.m. ET where members of the executive management
1 Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 p.m. ET, November 5, 2020 through November 19, 2020. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13710418.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.
Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition, the ability of the business to grow and manage growth profitably, risks associated with acquisitions and investments, changes in applicable laws or regulations, conditions in the global economy, including the effects of the coronavirus outbreak, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	September 30, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$25,149	$29,288
Accounts receivable, net of allowance for doubtful accounts of $2,025 and $2,232, respectively	69,580	68,634
Inventories	24,444	22,621
Other current assets	17,265	11,802
Total Current Assets	136,438	132,345
Property and equipment, net	13,275	13,177
Goodwill	6,605	6,323
Intangible assets, net	599,236	631,369
Deferred income tax assets	10,502	10,317
Other assets	11,449	12,161
TOTAL ASSETS	$777,505	$805,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,784	$15,105
Current portion of long-term debt	3,316	4,675
Income taxes payable	7,629	5,648
Accrued expenses and other current liabilities	26,665	24,350
Total Current Liabilities	51,394	49,778
Long-term debt	264,850	398,064
Other noncurrent liabilities	5,989	7,246
Deferred income tax liabilities	35,577	16,574
Total Liabilities	357,810	471,662

Commitments and contingencies (see Note 19)
Series B convertible preferred stock, par value $0.0001; 150,000 shares authorized, 150,000 and 0 shares designated and outstanding at September 30, 2020 and December 31, 2019, respectively	140,684	—
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 53,054,960 and 51,839,527 shares issued and 52,393,579 and 51,178,146 shares outstanding at September 30, 2020 and December 31, 2019, respectively	5	5
Preferred stock, par value $0.0001; 1 share authorized and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Treasury stock, par value $0.0001; 661,381 shares at September 30, 2020 and December 31, 2019, respectively	(3,885)	(3,885)
Additional paid-in capital	559,037	561,006
Accumulated deficit	(241,710)	(199,621)
Accumulated other comprehensive loss	(41,164)	(31,060)
Total AgroFresh Stockholders’ Equity	272,283	326,445
Non-controlling interest	6,728	7,585
Total Stockholders' Equity	279,011	334,030
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$777,505	$805,692

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Net sales	$52,770	$48,972	$105,775	$109,095
Cost of sales (excluding amortization of intangibles, shown separately below)	13,511	13,892	28,492	31,516
Gross profit	39,259	35,080	77,283	77,579
Research and development expenses	2,852	2,566	8,389	9,720
Selling, general, and administrative expenses	13,494	14,998	39,925	47,044
Amortization of intangibles	10,973	11,754	32,866	35,136
Impairment of long lived assets	—	—	—	992
Change in fair value of contingent consideration	—	(229)	—	128
Grant income	—	—	(2,974)	—
Operating income (loss)	11,940	5,991	(923)	(15,441)
Other income (expense)	96	(81)	1,596	(119)
Debt modification and extinguishment expenses	(5,028)	—	(5,028)	—
Gain (loss) on foreign currency exchange	1,390	54	2,466	(2,884)
Interest expense, net	(4,922)	(8,606)	(18,401)	(26,021)
Gain (loss) before income taxes	3,476	(2,642)	(20,290)	(44,465)
Income taxes expense (benefit)	25,857	(5,653)	22,656	(12,530)
Net (loss) income including non-controlling interests	(22,381)	3,011	(42,946)	(31,935)
Less: Net loss attributable to non-controlling interests	(494)	(278)	(857)	(336)
Net (loss) income attributable to AgroFresh Solutions, Inc	$(21,887)	$3,289	$(42,089)	$(31,599)
Less: Dividends on convertible preferred stock	4,400	—	4,400	—
(Loss) income attributable to AgroFresh Solutions, Inc. common stockholders	(26,287)	3,289	(46,489)	(31,599)

Net (loss) income per share:
Basic	$(0.52)	$0.06	$(0.92)	$(0.64)
Diluted	$(0.52)	$0.06	$(0.92)	$(0.64)
Weighted average shares outstanding:
Basic	51,001,852	50,227,590	50,765,829	50,138,835
Diluted	51,001,852	50,288,304	50,765,829	50,138,835

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
GAAP net (loss) income including non-controlling interests	$(22,381)	$3,011	$(42,946)	$(31,935)
Expense (benefit) for income taxes	25,857	(5,653)	22,656	(12,530)
Interest expense (1)	4,922	8,606	18,401	26,021
Depreciation and amortization	11,630	12,356	34,775	36,692
Non-GAAP EBITDA	$20,028	$18,320	$32,886	$18,248
Share-based compensation	943	959	2,705	2,111
Severance related costs (2)	356	344	430	1,040
Other non-recurring costs (3)	—	1,297	2,383	6,305
(Gain) loss on foreign currency exchange (4)	(1,390)	(54)	(2,466)	2,884
Debt modification and extinguishment costs	5,028	—	5,028	—
Mark-to-market adjustments, net (5)	—	(229)	—	128
Impairment of intangible assets (6)	—	—	—	992
Grant income	—	—	(2,974)	—
Litigation recovery	—	—	(1,600)	—
Non-GAAP Adjusted EBITDA	$24,965	$20,637	$36,392	$31,708

(1)    Interest on debt, accretion for debt discounts, debt issuance costs and contingent consideration.
(2)     Severance costs related to ongoing cost optimization initiatives.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees.
(4)    (Gain) loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency.
(5)     Non-cash adjustment to the fair value of contingent consideration, including the TRA and contingent payment related to the Tecnidex acquisition.
(6)    Impairment of intangible assets related to software.

The following is a reconciliation between net sales on a non-GAAP constant currency basis to GAAP net sales:

(in thousands)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
GAAP net sales	$52,770	$48,972	$105,775	$109,095
Impact from changes in foreign currency exchange rates	(1,064)	—	2,738	—
Non-GAAP constant currency net sales (1)	$51,706	$48,972	$108,513	$109,095

(1)     The company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.